Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri 63017-1706

FOR IMMEDIATE RELEASE

RGA Elects New Member to Board of Directors

ST. LOUIS, Missouri, October 19, 2016 – Reinsurance Group of America, Incorporated (NYSE: RGA) today announced the election of Patricia L. (Tricia) Guinn, retired Managing Director of Risk and Financial Services and former member of the executive leadership team at Towers Watson, to its Board of Directors. Ms. Guinn’s election as an independent director of RGA is effective today. The addition of Ms. Guinn increases the size of RGA’s Board of Directors to 12 members.

“We are well-acquainted with Tricia and her significant contributions and accomplishments throughout her long career, and I am very pleased to welcome her to our board,” said Greig Woodring, Chief Executive Officer.

“Tricia’s extensive experience and leadership role in the insurance and financial services industry will be beneficial to RGA as we focus on emerging opportunities and build upon existing and new strategies to advance RGA’s growth in the years ahead,” added Anna Manning, President. “RGA’s board will be strengthened further by the breadth of Tricia’s industry experience and knowledge,” said J. Cliff Eason, Chairman of the Board of Directors. “We are confident that her expertise in optimizing risk and capital management will provide valuable perspective to the company’s strategies and initiatives.”

During her 39-year career with Towers Watson, Ms. Guinn led an $800 million business that delivered insurance consulting and software, reinsurance brokerage and investment services to clients globally. She is a member of the board of directors of Allied World Assurance Company Holdings AG, a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, and is an association member of BUPA, a leading international healthcare group.

A 2014 recipient of the Actuarial Foundation’s Insurance Legends Award, she has served on the board of the Actuarial Foundation, and is a current board member of the International Insurance Society, a member of the Society of Actuaries Nominating Committee, and a member of the American Academy of Actuaries Financial Regulatory Task Force. She also active in the Insurance Supper Club, an international network of senior insurance women dedicated to supporting the advancement of women in the industry.

Ms. Guinn graduated with honors from Hendrix College and furthered her studies with postgraduate courses at Columbia University. She is a fellow of the Society of Actuaries, a member of the American Academy of Actuaries, and a Chartered Enterprise Risk Analyst.

About RGA

Reinsurance Group of America, Incorporated is among the leading global providers of life reinsurance and financial solutions, with approximately $3.1 trillion of life reinsurance in force and assets of $53.9 billion as of June 30, 2016. Founded in 1973, RGA today is recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. With headquarters in St. Louis, Missouri and operations in 26 countries, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions.

For more information, please contact:

Lynn Phillips

Executive Director, Public Relations

T 636.736.2351

lphillips@rgare.com